RESTATED CERTIFICATE OF INCORPORATION
OF
MOOG INC.

Under Section 807 of the Business Corporation Law

1.	The name of the Corporation is Moog Inc. Moog Inc. was originally incorporated in the State of New York under the name Moog Valve Co. Inc. on August 1, 1951.

2.	This Restated Certificate of Incorporation restates the text of the Certificate of Incorporation without any amendments or changes, and is restated in its entirety as follows:

FIRST:     The name of the Corporation is Moog Inc.

SECOND:     The purposes for which it is to be formed are:

(a)
To engage in the manufacture, building, constructing and servicing of automatic control equipment, valves, machinery, instruments, electronic equipment, radar equipment, accessories and other products similar or of the same general nature, including all other parts incidental or necessary thereto, together with any and all other metals, woods, chemicals, ores, plastics and other similar or kindred products that may be incidental or a part thereof.

(b)
To buy, sell and deal in generally products of metal, wood, chemicals, ores, plastics and derivative thereof and to handle generally automatic control equipment, valves, machinery, instruments, radar equipment, electronic equipment and other accessories.

(c)
To handle the sale, distribution, promotion and advertising of manufactured products generally and to act as brokers, agents and factors for other persons, firms or corporations in such selling, advertising and handling of the same and to do any and all acts necessary or incidental thereto or associated therewith.

(d)	To apply for, obtain or otherwise acquire trademarks, trade names, copyrights, letters patent, licenses therefor or thereunder on any and all inventions and processes.

(e)
To acquire and pay for in cash, stocks and bonds of this Corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, associations, partnership or corporation engaged in the same or any similar business.

(f)
To purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of, shares of the capital stock or any bonds, securities or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state, country, nation or government, and while the owner thereof, to exercise all the rights, powers and privileges of ownership.

(g)
To issue bonds, debentures or obligations of this Corporation from time to time, for any use of the objects or purposes of this Corporation, and to secure the same by mortgage, pledge, deed of trust, or otherwise.

(h)
To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its own shares of capital stock when such use would cause any impairment of its capital; and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

(i)
To buy, sell, rent, relet and exchange real property, improved or unimproved, to build, construct, improve and alter buildings or structures thereon, and to mortgage and develop real property generally, to purchase, manufacture, acquire, hold, own, mortgage, pledge, lease, sell, assign and transfer, to invest, trade, deal in and with goods, wares and merchandise and property of every kind and description and to carry on any of the above businesses or any other business connected therewith, whenever the same may be permitted by law.

(j)
In general to carry on any other similar or kindred business in connection with the foregoing and to have and exercise all the powers conferred by the laws of New York upon corporations formed under the act hereinbefore referred to, and to do any and all things hereinbefore set forth to the same extent as natural persons might or could do.

The foregoing and following clauses shall be construed as objects and powers in furtherance and not in limitation of the general powers conferred by the laws of the State of New York; and it is hereby expressly provided that the foregoing and following enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the Corporation, and that this Corporation may do all and everything necessary, suitable or proper for the accomplishment of any of the purposes or objects hereinbefore enumerated either alone or in association with other corporations, firms or individuals, to the same extent and as individuals might or could do as principals, agents, contractors, or otherwise.

THIRD:    (a)    The aggregate number of shares which the Corporation shall have the authority to issue is 130,000,000 shares, of which 100,000,000 shares, of the par value of $1.00 per share, shall be designated as Class A Common Shares and 20,000,000 shares, of the par value of $1.00 per share, shall be designated as Class B Common Shares, and 10,000,000 shares, of the par value of $1.00 per share, shall be designated as Preferred Shares, which Preferred Shares shall be issuable in one or more series.
Two Hundred Thousand authorized Preferred Shares of the par value of $1.00 each, shall be issued in and as a series to be designated “9% Cumulative, Convertible, Exchangeable, Preferred Shares, Series A, $1.00 par value”. Said series is hereinafter called “Series A Preferred Stock”. Two Hundred Thousand authorized Preferred Shares of the par value of $1.00 each, shall be issued in and as a series to be designated “9% Cumulative, Convertible, Exchangeable, Preferred Shares, Series B, $1.00 par value”. Said series is hereinafter called “Series B Preferred Stock”.
The term “Preferred Shares” as used herein shall include all 10,000,000 of the Preferred Shares, $1.00 par value, authorized by the Certificate of Incorporation of the Corporation, of which “Series A Preferred Stock” is the first series and “Series B Preferred Stock” is the second series.
(b)    No holder of shares of the Corporation of any class now or hereafter authorized shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class now or hereafter authorized, or any options or warrants for such shares, or any securities convertible into or exchangeable for such shares, which at any time may be issued, sold or offered for sale by the Corporation, except as specifically provided in this Article THIRD.
(c)     The Class A Common Shares and the Class B Common Shares shall be identical in all respects and shall have equal voting rights and privileges, except as other provided in this Article THIRD.
(d)    The relative rights, preferences and limitations of the Class A Common shares and of the Class B Common Shares are as follows:
(1)    Dividends. Subject to subparagraph (2), whenever a dividend is paid to the holders of Class B Common Shares, the Corporation shall also pay to the holders of Class A Common Shares a dividend per share at least equal to the dividend per share paid to the holders of the Class B Common Shares. The Corporation may pay dividends to holders of Class A Common Shares in excess of dividends paid, or without paying dividends, to holders of Class B Common Shares.
(2)    Share Distributions. If at any time a distribution is to be paid in Class B Common Shares or Class A Common Shares (a “share distribution”), such share distribution may be declared and paid only as follows:
(A)    So long as no Class A Common Shares have been issued or are outstanding, Class A Common Shares may be paid to holders of Class B Common Shares; or
(B)    Class A Common Shares may be paid to holders of Class A Common Shares and Class B Common Shares may be paid to holders of Class B Common Shares.
(C)    Whenever a share distribution is paid, the same number of shares shall be paid in respect of each outstanding Class A or Class B Common Share. The Corporation shall not combine or subdivide shares of either of such classes without at the same time making a proportionate combination or subdivision of shares of the other of such classes.
(3)    Voting. The holders of Class B Common Shares shall have exclusive voting power prior to the issuance of Class A Common Shares and thereafter voting power shall be divided between such classes as follows:
(A)    With respect to the election of directors, holders of Class A Common Shares voting as a separate class shall be entitled to elect that number of directors which constitutes 25% of the authorized number of members of the Board of Directors and, if such 25% is not a whole number, then the holders of Class A Common Shares shall be entitled to elect the nearest higher whole number of directors that is at least 25% of such membership. Holders of Class B Common Shares voting as a separate class shall be entitled to elect the remaining directors.
(B)    The holders of Class A Common Shares shall be entitled to vote as a separate class on the removal, with or without cause, of any director elected by the holders of Class A Common Shares and the holders of Class B Common Shares shall be entitled to vote as a separate class on the removal, with or without cause, of any director elected by the holders of Class B Common Shares.
(C)    The holders of the Class A Common Shares and the holders of Class B Common Shares shall be entitled to vote as separate classes on such other matters as may be required by law or this Certificate of Incorporation to be submitted to such holders voting as separate classes.
(D)    Any vacancy in the office of a director elected by the holders of the Class A Common Shares may be filled by a vote of such holders voting as a separate class and any vacancy in the office of a director elected by the holders of the Class B Common Shares may be filled by a vote of such holders voting as a separate class or, in the absence of a shareholder vote, in the case of a vacancy in the office of a director elected by either class, such vacancy may be filled by the remaining directors as provided in the By-Laws. Any director elected by the Board of Directors to fill a vacancy shall serve until the next Annual Meeting of Shareholders and until his or her successor has been elected and has qualified. If permitted by the By-Laws, the Board of Directors may increase the number of directors and any vacancy so created may be filled by the Board of Directors, provided that, so long as the holders of Class A Common Shares have the rights provided in paragraphs (d)(3)(A) and (d)(3)(D) of this Article THIRD in respect of the last preceding Annual Meeting of Shareholders, the Board of Directors may be so enlarged by the Board of Directors only to the extent that at least 25% of the enlarged Board consists of Directors elected by the holders of the Class A Common Shares or by persons appointed to fill vacancies created by the death, resignation or removal of persons elected by the holders of the Class A Common Shares.
(E)    The holders of Class A and Class B Common Shares shall in all matters not specified in Sections (A), (B), (C) and (D) of this subparagraph (3) vote together as a single class; provided that the holders of Class A Common Shares shall have one-tenth vote per share and the holders of Class B Common Shares shall have one vote per share.
(F)    The Class A Common Shares will not have the rights to elect directors set forth in paragraphs (d)(3)(A) and (d)(3)(D) of this Article THIRD, if, on the record date for any shareholder meeting at which directors are to be elected, the number of issued and outstanding Class A Common Shares is less than 10% of the aggregate number of issued and outstanding Class A Common Shares and Class B Common Shares. In such case, all directors to be elected at such meeting shall be elected by holders of Class A Common Shares and Class B Common Shares voting together as a single class, provided that, with respect to said election, the holders of Class A Common Shares shall have one-tenth vote per share and holders of Class B Common Shares shall have one vote per share.
(G)    Notwithstanding anything in this subparagraph (3) to the contrary, the holders of Class A Common Shares shall have exclusive voting power on all matters, at any time when no Class B Common Shares are issued and outstanding.
(4)    Conversion. Each holder of record of Class B Common Shares may at any time or from time to time, in such holder’s sole discretion and at such holder’s option, convert any whole number or all of such holder’s Class B Common Shares into fully paid and non-assessable Class A Common Shares at the rate (subject to adjustments as hereinafter provided) of one Class A Common Share for each Class B Common Share surrendered for conversion. Any such conversion may be effected by any holder of Class B Common Shares surrendering such holder’s certificate or certificates for the Class B Common Shares to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Shares, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of Class B Common Shares and stating the name or names in which such holder desires the certificate or certificates for such Class A Common Shares to be issued. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder’s nominee or nominees, a certificate or certificates for the number of Class A Common Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made at the close of business at the date of such surrender and the person or persons entitled to receive the Class A Common Shares issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Shares on that date.
No fraction of a Class A Common Share shall be issued on conversion of any Class B Common Share but, in lieu thereof, the Corporation shall pay in cash therefor the pro rata fair market value of any such fraction. Such fair market value shall be based, in the case of publicly traded securities, on the last sale price for such securities on the business day next prior to the date such fair market value is to be determined (or, in the event no sale is made on that day, the average of the closing bid and asked prices for that day on the principal stock exchange on which Class A Common Shares are traded or, if the Class A Common Shares are not then listed on any national securities exchange, the average of the closing bid and asked prices for the day quoted by the NASDAQ System) or, in the case of other property, the fair market value on such day determined by a qualified independent appraiser expert in evaluating such property and appointed by the Board of Directors of the Corporation. Any such determination of fair market value shall be final and binding on the Corporation and on each holder of Class B Common Shares or Class A Common Shares.
(e)    The Preferred Shares may be issued in series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All Preferred Shares shall be identical except as to the relative rights, preferences and limitations which are to be fixed as follows:
(1)    Issuance in Series. Subject to any limitation prescribed by law, the number of shares in each series of preferred shares and the designation and relative rights, preferences and limitations of each series shall be fixed by the Board of Directors of the Corporation, provided that before any shares of a series of Preferred Shares are issued, a Certificate of Amendment of this Certificate of Incorporation shall be filed as required by Section 805 of the Business Corporation Law. The Board of Directors is specifically empowered to determine with respect to each series of Preferred Shares:
(A)    The dividend rights of such shares, including whether the dividends to which such shares are entitled shall be cumulative or noncumulative and whether dividends on such shares shall have any preference over dividends payable on any other class or classes of stock;
(B)    Whether such shares shall be convertible into shares of any class of common stock or, to the extent permitted by law, into shares of another series of preferred shares and, if so, upon what terms and conditions;
(C)    Whether such shares shall have voting rights in addition to those provided by law and, if so, to what extent and upon what terms and conditions;
(D)    Whether such shares shall be subject to redemption by the Corporation and, if so, upon what terms and conditions;
(E)    Whether, if such shares are to be redeemable, a sinking fund or other fund shall be established for the purchase or redemption thereof and, if so, upon what terms and conditions; and
(F)    The rights of such shares in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, including whether such shares shall have any preferential claim against the assets of the Corporation and if so, to what extent.
(2)    Voting. Except as otherwise provided by law or by the action of the Board of Directors in granting voting rights to any series of Preferred Shares, the entire voting power for the election of Directors and for all other purposes shall be vested exclusively in the shares of common stock. Each share of common stock shall have the voting rights provided in paragraph (d)(3).
(f)    The designations, relative rights, preferences, and limitations of all shares of the Series A Preferred Stock, insofar as not already fixed by the Certificate of Incorporation, shall, as fixed by the Corporation’s Board of Directors in the exercise of authority conferred by the Certificate of Incorporation, and as permitted by Section 502 of the Business Corporation Law, be as follows:
(1)    Dividends. The holders of shares of the Series A Preferred Stock shall be entitled to receive quarterly cumulative dividends payable in cash in an amount per share equal to 9% per annum of the par value of such Shares. The dates on which dividends shall be payable, if declared, shall be January 1, April 1, July 1, and October 1 of each year, and dividends on the Series A Preferred Stock shall be cumulative from the date of issue of such shares.
(2)    Voting Rights. Holders of the Series A Preferred Stock shall be entitled to vote together with the common stock, without distinction as to class, on any proposal for the termination of the Corporation’s existence as an ongoing concern by reason of dissolution, liquidation, sale or mortgage of a substantial part of its assets, or a merger, consolidation or similar business combination where holders of Class A and Class B Common Stock are entitled to vote, and shall have one-tenth vote per share, subject to adjustment to reflect the subdivision or combination of or any stock dividend on the outstanding shares of Class A Common Stock. Holders of Series A Preferred Stock shall have the right to vote as a class in those situations where such voting rights arise under the relevant provisions of the Business Corporation Law.
In the event that the Company fails to earn the dividend payable on the Series A Preferred Stock for eight consecutive quarters, the Holders of the Series A Preferred Stock, voting as a class, shall have the right to elect two directors who would otherwise be elected by the Holders of the Class B Common Stock.
(3)    Redemption. The Series A Preferred Stock shall not be redeemable.
(4)    Conversion. Holders of shares of Series A Preferred Stock shall have the right at their option, to convert such shares of Preferred stock into shares of Class A Common Stock by delivering to the principal office of Moog Inc., Attention: Secretary, an irrevocable notice of conversion together with a certificate evidencing the shares of Series A Preferred Stock to which the notice of conversion relates.
(A)    Shares of the Series A Preferred Stock shall be convertible into shares of Class A Common Stock, on the basis of the following calculation:
(i)    The “Conversion Ratio” is defined as: the ratio of $1.00 to the closing market price of one share of Class A Common Stock on the date of issue of shares of Series A Preferred Stock times a factor of 0.88.
(ii)    The Conversion Ratio multiplied by the number of shares of Series A Preferred Stock surrendered for conversion equals that number of full shares of Class A Common Stock which will be issued. No fractional shares will be issued and no cash payments in lieu of fractional shares will be made.
(iii)    The Conversion Ratio shall be subject to equitable adjustment to reflect the subdivision or combination of, or any stock or property dividend on, or dividend in kind on, the outstanding shares of Class A Common Stock.
(5)    Exchangeability. All shares of Series A Preferred Stock which are outstanding on January 1, 2004, shall be deemed to have been exchanged automatically and without further action on the part of the holder of such stock on that day into that number of full shares of Class A Common Stock, which would have been issued upon conversion had such Series A Preferred Stock been converted on that day pursuant to notice of conversion in the manner provided in subparagraph (4) above.
(6)    Consolidation, Merger. In the event of a consolidation, merger or other transaction in which the shares of Class B Common Stock are exchanged for or converted into other securities, cash or any other property, the shares of the Series A Preferred Stock will be similarly exchanged or converted but they shall for such purpose be valued at the value provided in the last sentence of subparagraph (7).
(7)    Liquidation Rights. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of any Series A Preferred Stock will entitled to receive, before any distribution is made to the holders of shares of stock ranking junior to the Series A Preferred Shares or any distribution (other than a ratable distribution), is made to the holders of stock ranking on a parity with the Series A Preferred Shares, the greater of (A) the par value of the shares of Series A Preferred Stock, or (B) an amount equal to the value established as provided in the following paragraph, plus accrued dividends.
On the date as of which it becomes necessary to fix a value for Series A Preferred Stock pursuant to this subparagraph (7) or the preceding subparagraph (6), the value of one share of Series A Preferred Stock shall be deemed to be equal to the “Current Average Price” of one share of Class A Common Stock (the average of the closing market price of the Class A Common Stock on the last day of each of the four calendar quarters immediately preceding such valuation date), multiplied by the “Conversion Ratio”.
(8)    Certain Restrictions. Whenever dividends or distributions on shares of the Series A Preferred Stock are in arrears, the Company shall not have the right to declare or pay dividends or other distributions on, redeem or purchase any shares of stock ranking junior to or at a parity with the Series A Preferred Stock unless simultaneously therewith, such arrearages are paid in full.
(g)    The designations, relative rights, preferences, and limitations of all shares of the Series B Preferred Stock, insofar as not already fixed by the Certificate of Incorporation, shall, as fixed by the Corporation’s Board of Directors in the exercise of authority conferred by the Certificate of Incorporation, and as permitted by Section 502 of the Business Corporation Law, be as follows:
(1)    Dividends. The holders of shares of the Series B Preferred Stock shall be entitled to receive quarterly cumulative dividends payable in cash in an amount per share equal to 9% per annum of the par value of such Shares. The dates on which dividends shall be payable, if declared, shall be January 1, April 1, July 1, and October 1 of each year, and dividends on the Series B Preferred Stock shall be cumulative from the date of issue of such shares.
(2)    Voting Rights. Holders of the Series B Preferred Stock shall be entitled to vote together with the common stock, without distinction as to class, on any proposal for the termination of the Corporation’s existence as an ongoing concern by reason of dissolution, liquidation, sale or mortgage of a substantial part of its assets, or a merger, consolidation or similar business combination where holders of Class A and Class B Common Stock are entitled to vote, and shall have one vote per share, subject to adjustment to reflect the subdivision or combination of or any stock dividend on the outstanding shares of Class A Common Stock. Holders of Series B Preferred Stock shall have the right to vote as a class in those situations where such voting rights arise under the relevant provisions of the Business Corporation Law.
In the event that the Company fails to earn the dividend payable on the Series B Preferred Stock for eight consecutive quarters, the Holders of the Series B Preferred Stock, voting as a class, shall have the right to elect two directors who would otherwise be elected by the Holders of the Class B Common Stock.

(3)    Redemption. The Series B Preferred Stock shall not be redeemable.
(4)    Conversion. Holders of shares of Series B Preferred Stock shall have the right at their option, to convert such shares of Preferred stock into shares of Class A Common Stock by delivering to the principal office of Moog Inc., Attention: Secretary, an irrevocable notice of conversion together with a certificate evidencing the shares of Series B Preferred Stock to which the notice of conversion relates.
(A)    Shares of the Series B Preferred Stock shall be convertible into shares of Class A Common Stock, on the basis of the following calculation:
(i)    The “Conversion Ratio” is defined as: the ratio of $1.00 to the closing market price of one share of Class A Common Stock on the date of issue of shares of Series B Preferred Stock times a factor of 0.88.
(ii)    The Conversion Ratio multiplied by the number of shares of Series B Preferred Stock surrendered for conversion equals that number of full shares of Class A Common Stock which will be issued. No fractional shares will be issued and no cash payments in lieu of fractional shares will be made.
(iii)    The Conversion Ratio shall be subject to equitable adjustment to reflect the subdivision or combination of, or any stock or property dividend on, or dividend in kind on, the outstanding shares of Class A Common Stock.
(5)    Exchangeability. All shares of Series B Preferred Stock which are outstanding on January 1, 2004, shall be deemed to have been exchanged automatically and without further action on the part of the holder of such stock on that day into that number of full shares of Class A Common Stock, which would have been issued upon conversion had such Series B Preferred Stock been converted on that day pursuant to notice of conversion in the manner provided in subparagraph (4) above.
(6)    Consolidation, Merger. In the event of a consolidation, merger or other transaction in which the shares of Class B Common Stock are exchanged for or converted into other securities, cash or any other property, the shares of the Series B Preferred Stock will be similarly exchanged or converted but they shall for such purpose be valued at the value provided in the last sentence of subparagraph (7).
(7)    Liquidation Rights. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of any Series B Preferred Stock will be entitled to receive, before any distribution is made to the holders of shares of stock ranking junior to the Series B Preferred Shares or any distribution (other than a ratable distribution), is made to the holders of stock ranking on a parity with the Series B Preferred Shares, the greater of (A) the par value of the shares of Series B Preferred Stock, or (B) an amount equal to the value established as provided in the following paragraph, plus accrued dividends.
On the date as of which it becomes necessary to fix a value for Series B Preferred Stock pursuant to this subparagraph (7) or the preceding subparagraph (6), the value of one share of Series B Preferred Stock shall be deemed to be equal to the “Current Average Price” of one share of Class A Common Stock (the average of the closing market price of the Class A Common Stock on the last day of each of the four calendar quarters immediately preceding such valuation date), multiplied by the “Conversion Ratio”.
(8)    Certain Restrictions. Whenever dividends or distributions on shares of the Series B Preferred Stock are in arrears, the Company shall not have the right to declare or pay dividends or other distributions on, redeem or purchase any shares of stock ranking junior to or at a parity with the Series B Preferred Stock unless simultaneously therewith, such arrearages are paid in full.
(h)    No Shareholder shall be entitled as of right to purchase or subscribe for any part of any unissued stock or any additional stock to be issued by reason of any increase in the authorized capital stock of the Corporation or the issuance of bonds, certificates of indebtedness, debentures, or other securities convertible into stock of the Corporation, but such unissued stock or such additional stock or options to purchase stock may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations as may be deemed advisable by the Board of Directors in the exercise of its discretion.
FOURTH:    The office of the Corporation is to be located in the Town of Elma, County of Erie, and State of New York. The address within the State of New York to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is Seneca Street and Jamison Road, East Aurora, New York.
FIFTH:    The duration of the Corporation is to be perpetual.
SIXTH:    The number of directors shall be not less than three nor more than fifteen.
The directors of the Corporation need not be stockholders.
The Board of Directors shall have power to hold its meetings for all purposes outside of the State of New York at such places as, from time to time, may be designated by the By-Laws or by its resolution.
No transaction entered into by the Corporation shall be affected by the fact that the directors of the Corporation, or any of them, were personally interested in it; and every director of the Corporation is hereby relieved from any disability which might otherwise prevent his contracting with the Corporation for the benefit of himself, or of any firm, association or corporation in which he may be anywise interested. No director shall be disqualified from voting or acting on behalf of the Corporation in contracting with any other company in which he may be a director, officer or stockholder, or may have an interest.
SEVENTH:    The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served.
EIGHT:    To the fullest extent permitted by applicable law, as such law now exists or may hereafter be amended:

(a)
A Director of the Corporation shall not be personally liable to the Corporation or any of its Shareholders for damage for any breach of duty in such capacity, provided that the foregoing provision shall not eliminate or limit:

1.
The liability of any Director if a judgment or other final adjudication adverse to that Director establishes that the acts or omissions were (A) in bad faith or involved intentional misconduct or a knowing violation of law or (B) that the Director personally gained, in fact, a financial profit or other advantage to which he was not legally entitled or (C) that the acts violated Section 719 of the New York Business Corporation Law.

2.	The liability of any Director for any act or omission prior to the adoption of the provisions set forth in this Article.

(b)	A Director of the Corporation shall be indemnified by the Corporation against any liabilities incurred in the capacity of Director as may be provided by written agreement with the Corporation.

3.
The restatement of the Certificate of Incorporation was authorized by at least a majority of the vote of the Board of Directors, at a meeting duly called and held on May 8, 2013 at which a quorum was present and acting throughout.

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IN WITNESS WHEREOF, the undersigned has signed this Restated Certificate of Incorporation, and affirms the statements made herein are true under penalties of perjury this ___ day of May 2013.

MOOG INC.

By:
                            John B. Drenning
                            Secretary of Moog Inc.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

RESTATED CERTIFICATE OF INCORPORATION

OF

MOOG INC.
_______________________________________________________________

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Filed by:    Chantel M. Burns
___________________________________________________
(Name)
Moog Inc., Seneca St. and Jamison Rd.
___________________________________________________
(Mailing address)
East Aurora, NY 14052
___________________________________________________
(City, State and ZIP code)

031407.00003 Business 11254045v2